Exhibit 10.2
MASTER DESIGN AGREEMENT
     This Master Design Agreement (this “Agreement”) is effective as of December 1, 2007 (the “Effective Date”) by and between VIRCO MGMT. CORPORATION, a Delaware corporation (“CLIENT”), and HEDGEHOG DESIGN LLC, a California limited liability company (“DESIGNER”) and agreed to and acknowledged by VIRCO MFG. CORPORATION, a Delaware corporation and the parent of CLIENT (“Parent”). CLIENT and DESIGNER are referred to herein together as the “Parties” and individually as a “Party.”
     WHEREAS, DESIGNER has expertise in the field of designing furniture and desires to perform design services from time to time for CLIENT on the terms and subject to the conditions set forth herein;
     WHEREAS, CLIENT desires to engage DESIGNER as an independent consultant to perform certain design services for CLIENT from time to time on the terms and subject to the conditions set forth herein;
     WHEREAS, DESIGNER and CLIENT are parties to certain Design and Royalty Agreements set forth in Exhibit A hereto (the “Prior Design and Royalty Agreements”) pursuant to which DESIGNER has performed certain design services for CLIENT as specified therein;
     WHEREAS, DESIGNER and CLIENT desire that this agreement amend and restate in their entirety such Prior Design and Royalty Agreements and that this Agreement govern the continuing relationship between DESIGNER and CLIENT with respect to all design services performed by DESIGNER for CLIENT from and after the Effective Date, except as set forth herein and as may be mutually agreed and evidenced in a writing signed by the Parties;
     WHEREAS, CLIENT is entering into a separate Master Design Agreement with Peter Glass Design LLC (“GLASS”), which has collaborated with DESIGNER with respect to the design and development of new products and component concepts and designs for CLIENT, and is anticipated to continue to collaborate with DESIGNER in connection with the design and development of new products and component concepts and designs for CLIENT from and after the date hereof; and
     WHEREAS, this Agreement sets forth the rights and responsibilities of CLIENT and DESIGNER with respect to the relationship between CLIENT and DESIGNER, but does not set forth, create or change any rights or responsibilities between CLIENT and GLASS.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

     1. DEFINED TERMS. Capitalized terms that are used but not otherwise defined herein shall have the following meanings:
          a. “Affiliate” shall mean, with respect to a person or entity, any other person or entity controlled by, controlling or under common control with such first person or entity.
          b. “Change in Control” shall mean any (i) consolidation or merger of Parent, CLIENT or any direct or indirect parent company of CLIENT into or with another entity, or any other corporate transaction, in which Parent, CLIENT or any such direct or indirect parent company of CLIENT is not the surviving entity, (ii) sale, lease, abandonment, transfer or other disposition of all or substantially all of the assets of Parent, CLIENT or any direct or indirect parent company of CLIENT or (iii) any other transaction in which any person, group or entity acquires a controlling equity interest in Parent, CLIENT or any direct or indirect parent company of CLIENT. For the purposes of this definition, an equity interest in a company of twenty percent (20%) or more shall be deemed to be a “controlling interest.”
          c. “Intellectual Property” shall mean, to the extent created by DESIGNER or any of its members or employees and relating to Products, any and all of the following, (i) patents and pending patent applications (including, without limitation, any and all patent applications, non-provisional patent applications, provisional patent applications, design patent applications, continuation applications, substitute applications, divisional applications, continuation-in-part applications, or any patent claiming priority or benefit thereto, or issuing therefrom, including any division, continuation, continuation-in-part reissue, reexamination, extension or renewal patent or improvement) whether now existing or filed in the future, in the United States or any foreign country, (ii) copyrightable works, in any medium of expression, (iii) trade names, service marks, trademarks, logos and tag lines, including all goodwill associated therewith, (iv) inventions, ideas, concepts, processes, methods, compositions of matter, materials, compounds, improvements, prototypes, discoveries, know-how, trade secrets, works of authorship, art, designs, developments, contributions, findings, experimental results, reports, proposals, studies, research, manufacturing techniques, protocols, procedures, specifications, confidential information, advertising and promotional materials, copy, graphics, themes, strategies, products and kits, whether or not protected and/or registrable under patent, copyright and/or trademark or similar laws, (v) other similar intellectual property or proprietary rights anywhere in the world; (vi) related know-how and rights to obtain, register, perfect and enforce any right or interest in and to any of (i) through (v); and (vii) the right to sue for present, past and future infringement in connection with any right or interest in any of (i) through (vi), in each case, whether now existing or created in the future, anywhere in the world. For the avoidance of doubt, “Intellectual Property” does not include any of the items or rights described in subsections (i) through (vii) above relating to products or component concepts or designs that are not accepted by CLIENT and described in Exhibit B or a writing in the form of Exhibit B pursuant to Section 3.a. hereof.
          d. “Particular Product” shall mean a particular Product identified by CLIENT with a CLIENT model number.
          e. “Plateau and Lunada Existing Products” shall mean the Plateau and Lunada Products listed as items 1 and 2 in Exhibit B hereto which were or are in production on or prior to the Effective Date, and, for the avoidance of doubt, excluding any improvements, modifications, additions or enhancements by DESIGNER to such Products after the Effective Date.
          f. “Products” shall mean any furniture products or component concepts or designs with respect to which DESIGNER provides (or provided) Services in connection with a Project, including any such Products as improved or modified by CLIENT. For the avoidance of doubt, (i) “Products” includes all “New Products” identified in, or coming within the definition of the term “New Products,” in any of the Prior Design and Royalty Agreements and (ii) “Product” does not include any products that are not accepted by CLIENT and described in Exhibit B or a writing in the form of Exhibit B pursuant to Section 3.a. hereof.
     2. TERMINATION OF PRIOR DESIGN AND ROYALTY AGREEMENTS.
          a. The Prior Design and Royalty Agreements are hereby superseded and terminated in their entirety. This Agreement shall govern the continuing relationship between DESIGNER and CLIENT with respect to all design services performed by DESIGNER for CLIENT from and after the Effective Date, except as may be mutually agreed and evidenced in a writing signed by the Parties. CLIENT and DESIGNER each hereby releases the other and their respective managers, members, officers, directors, representatives, trustees, shareholders, and beneficiaries from any and all claims, demands, charges, complaints, causes of action, suits, liabilities, obligations, promises, agreements, controversies, losses, damages, costs and expenses (including attorneys’ fees and costs actually incurred) of any kind or nature whatsoever, fixed or contingent, known or unknown, suspected or unsuspected (each a “Claim” and collectively the “Claims”) arising out of the Prior Design and Royalty Agreements, except for (i) any accrued and unpaid royalties by CLIENT to DESIGNER, and (ii) unrecouped royalty advances.
          b. Each of CLIENT and DESIGNER hereby waives with respect to the other party and its respective managers, members, officers, directors, representatives, trustees, shareholders, and beneficiaries (the “Released Parties”) all rights under California Civil Code Section 1542, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
Therefore, notwithstanding the provisions of Section 1542 and for the purpose of implementing a full and complete discharge of each of the Released Parties, CLIENT and DESIGNER each expressly acknowledges that the release contained herein is intended to include in its effect, without limitation, all Claims that such party does not now know or suspect to exist in his favor at the time of execution hereof, and that the general release contemplates the extinguishment of such Claim or Claims.

     3. DESIGNER’S SERVICES; RELATIONSHIP OF THE PARTIES.
          a. DESIGNER is hereby engaged by CLIENT to perform certain design and development services (the “Services”) with respect to Products for CLIENT from time to time (each, a “Project”). Each Project shall be described in reasonable detail and evidenced by a writing substantially in the form of Exhibit B hereto, which such writing shall be signed by both Parties. The Parties acknowledge and agree that the “New Products” identified in the Prior Design and Royalty Agreements shall constitute “Projects” for the purposes of this Agreement. Any new product designs or component concepts or designs resulting from the Services shall be provided by DESIGNER to CLIENT in the form of detailed project briefs, memoranda, drawings, models or other arrangements mutually agreed upon by CLIENT and DESIGNER.
          b. During the term of this Agreement, DESIGNER shall not knowingly perform Services for any person or entity (other than CLIENT and its Affiliates) in the Exclusive Field. As used herein, “Exclusive Field” shall mean the strategic design and development, using CLIENT’S common materials and processes and employing assemble-to-ship components across and among Projects, of the following products that are designed for, and reasonably expected to be marketed for sale primarily to, the following markets: (i) Schools — Early Learning: Classroom chairs or desks for students in the preschool market; (ii) Schools — K-12: Classroom chairs or desks for students in the kindergarten through grade 12 market; (iii) Schools — College: Classroom chairs or desks for students in the college and university market; (iv) Schools — Early Learning through K-12 and College: Administrative office furniture for use in classrooms and offices of school and school district administrators; (v) Worship: Sanctuary seating for congregants in houses of worship; (vi) Hospitality — Conference: Upholstered stacking chairs for conference seating in convention centers and hotels; and, (vii) Hospitality — Food Service: Mobile chairs or tables (i.e., free standing chairs or tables) for institutional food service areas in cafeterias, student unions and food courts.
          c. For as long as DESIGNER is prohibited from performing Services in the Exclusive Field for any third party pursuant to the first sentence of Section 3.b., CLIENT’S engagement of DESIGNER to provide the Services shall be exclusive in the Exclusive Field, and neither CLIENT nor its Affiliates shall directly or indirectly engage any third party to perform Services to or for the benefit of CLIENT or its Affiliates in the Exclusive Field.
          d. Notwithstanding anything to the contrary contained herein, in the event DESIGNER actually receives Royalties hereunder of less than five hundred thousand dollars ($500,000) in the immediately preceding CLIENT fiscal year, the restrictions set forth in (i) Section 3.b. with respect to DESIGNER’S provision of Services in the Exclusive Field and (ii) Section 3.c. with respect to CLIENT’S obligation to exclusively engage DESIGNER to provide the Services in the Exclusive Field shall terminate as of the last day of the third month following such CLIENT fiscal year and be of no further force and effect.
          e. Notwithstanding anything to the contrary contained herein, in the event of a Change in Control of CLIENT or Parent which has not been approved by Client’s or Parent’s Board of Directors, DESIGNER may, upon ten (10) days’ prior written notice to CLIENT, terminate the restrictions set forth in Section 3.b. with respect to DESIGNER’S provision of Services in the Exclusive Field. In the event of such termination of restrictions by DESIGNER, then, in such event, CLIENT’S obligation to exclusively engage DESIGNER to provide the Services in the Exclusive Field as required by Section 3.c. shall also terminate.
     4. MARKET FEASIBILITY. DESIGNER shall not be responsible for determining the market feasibility or market potential of the Products.
     5. DESIGN DEVELOPMENT. DESIGNER will from time to time deliver to CLIENT detailed specifications, memoranda, drawings or models of proposed products (the “Basic Designs”). DESIGNER will be available for further design development and consultation with CLIENT in connection with any subsequent phases of product development, including engineering specifications, production drawings, product improvement or modification, and testing, as CLIENT determines is necessary in its reasonable discretion.
     6. MANUFACTURING AND MARKETING. DESIGNER will have no responsibility for tooling, manufacturing or marketing relating to the Products.
     7. DESIGN RIGHTS AND PATENTS.
          a. All Intellectual Property which has been heretofore or is hereafter prepared, conceived or developed by DESIGNER hereunder, either solely by DESIGNER or jointly with CLIENT personnel or others, including but not limited to documents, product specifications and designs, blueprints, sketches, notes, reports, data, models, samples and project plans and all improvements and modifications (collectively, “Materials”) shall, if in existence on the date hereof, as between CLIENT and DESIGNER, be the sole and exclusive property of CLIENT and, if prepared or created hereafter, shall thereupon become, as between CLIENT and DESIGNER, the sole and exclusive property of CLIENT when prepared or created hereunder, whether or not actually used by CLIENT. Upon request of CLIENT, all Materials shall be promptly delivered to CLIENT together with any Materials furnished to DESIGNER by CLIENT. DESIGNER hereby irrevocably assigns, conveys and delivers to CLIENT all of its worldwide right, title and interest in and to the Materials and all patents and trade secrets attendant thereto. DESIGNER agrees to do all things, including executing all documents, at CLIENT’S request, reasonably required to vest in CLIENT title to the rights hereunder assigned, conveyed and delivered.
In furtherance of the foregoing, DESIGNER agrees that any copyrightable materials created in connection with Products under this Agreement constitute “work made for hire,” as defined in 17 U.S.C. Section 101, and that any copyrights arising from DESIGNER’S services hereunder, whether the property of CLIENT as “work for hire” or by assignment hereunder, shall remain the exclusive property of CLIENT, except as otherwise provided herein. If it is determined pursuant to the copyright laws of the United States that the Materials produced hereunder, or any portion thereof, are not a “work made for hire,” then DESIGNER hereby irrevocably assigns, conveys and delivers all of its right, title and interest therein and thereto (including, without limitation, all copyrights and extensions and renewals thereof) to CLIENT and agrees to execute and deliver to CLIENT (at CLIENT’S expense), whether during the term of this Agreement or thereafter, any instruments reasonably required by CLIENT to confirm its ownership thereof.

          b. As between the Parties, CLIENT shall have the sole control and discretion, and be responsible for, and shall use all commercially reasonable efforts to, apply for, seek, prosecute, obtain, maintain and renew all patents, copyrights or trademarks, whether in the United States or in foreign jurisdictions, which may relate to the Products, designs or other Materials created hereunder. For the avoidance of doubt, such commercially reasonable efforts shall include, without limitation, CLIENT applying for, prosecuting, maintaining and renewing at least one patent relating to each Project. At the request of CLIENT and at CLIENT’S expense, DESIGNER shall reasonably assist and cooperate with CLIENT in connection with CLIENT’S efforts to apply for, seek, prosecute, obtain or renew any such patent, copyright or trademark. DESIGNER shall execute such documents as CLIENT reasonably requests in connection therewith, and DESIGNER hereby irrevocably constitutes and appoints CLIENT and its officers, and each of them, to act as DESIGNER’S agent and attorney-in-fact to perform such acts and execute such documents as DESIGNER may be obligated to perform or execute hereunder. CLIENT shall be solely responsible for all expenses and costs which CLIENT may incur or which may be incurred by DESIGNER at CLIENT’S request in filing for and obtaining any patents, copyrights, trademarks, or any other registration or government protection of intellectual property or otherwise in the performance of DESIGNER’S obligations under this subsection. If CLIENT determines not to apply for, or to abandon prosecution of, or to cease to maintain, any such patent or patent application owned by CLIENT, in any jurisdiction, CLIENT shall promptly notify in writing DESIGNER of such decision, provided, that (i) notice not to file an application shall be delivered to DESIGNER not less than 45 days prior to the applicable statutory bar date, and (ii) notice not to maintain, or continue to prosecute a particular patent shall be delivered to DESIGNER not less then 30 days prior to the expiration of the applicable expiration, termination or other applicable date, and, in such event, CLIENT shall, on a claim by claim basis, permit DESIGNER to, in its sole discretion, prosecute and maintain such patent and patent applications owned by CLIENT, in CLIENT’S name and on CLIENT’S behalf, but at DESIGNER’S cost and expense. CLIENT agrees to cooperate with DESIGNER in connection with such prosecution and maintenance. Any election by DESIGNER to prosecute and maintain such patents and patent applications owned by CLIENT shall not affect CLIENT’S ownership and rights to use any patents and patent applications owned by CLIENT under this Agreement.
          c. DESIGNER acknowledges that CLIENT shall have the sole and absolute discretion as to (i) whether to utilize any designs or other Materials in any product of CLIENT, subject to the terms and conditions hereof; (ii) if so utilized, the manner in which any designs or other Materials are utilized in any product; and (iii) the final designs of any CLIENT Product.
          d. CLIENT shall use DESIGNER’S name in any advertising or promotional material for and labeling on any Products hereunder. DESIGNER shall have the right to review and approve the form and format in which DESIGNER’S name is used, which approval shall not be unreasonably withheld.
     8. CONFIDENTIALITY. The Parties acknowledge that in performing their obligations under this Agreement, each Party and its employees, accountants, agents and representatives may have access to private or confidential information of the other Party and its Affiliates. Such information includes, but is not limited to, the Materials provided by DESIGNER hereunder (including, for the avoidance of doubt, under any of the agreements set forth in Exhibit A hereto) and information of a business nature relating to the assets, liabilities, or other business affairs of the Parties, including their respective products, marketing, sales and customer data, research and development programs, Intellectual Property (whether or not covered by a patent, copyright, trademark, license, or other recordable interest) and trade secrets, and other proprietary information or data, whether written, recorded, or oral, belonging to a Party (collectively, the “Confidential Information”); provided, however, that Confidential Information shall not include (a) information which the disclosing Party itself treats in a manner which is inconsistent with maintaining the confidentiality of such information, or (b) information which has become available to the public other than as a result of the disclosure thereof by the receiving Party or its employees. Such Confidential Information shall, if in writing, be clearly labeled “confidential information” on each page; if the Confidential Information is not in written form, then within 10 days of the disclosure to the receiving Party the disclosing Party shall send the receiving Party a writing that clearly and precisely identifies the Confidential Information. The receiving Party and its employees shall keep any and all Confidential Information confidential, shall not release, reveal, or disclose any portion thereof to any third party without the prior consent of the disclosing Party, and shall use the Confidential Information only for the purpose of performing its obligations under this Agreement CLIENT hereby consents to DESIGNER sharing CLIENT Confidential Information only on a need to know basis with GLASS. Prior to permitting any of its employees, accountants, agents, representatives, or, with respect to DESIGNER, GLASS, access to any Confidential Information, the receiving Party shall obtain the agreement of such employee, accountant, agent, representative or GLASS, as applicable, to hold such Confidential Information in confidence subject to all of the provisions of this Section 8. If the receiving Party is asked to provide any Confidential Information to third Parties pursuant to an administrative or judicial subpoena, discovery request, summons, search warrant or other governmental order or formal or informal request, the receiving Party shall promptly notify the disclosing Party unless instructed otherwise in writing by a governmental representative. The receiving Party’s obligations under this Section 8 shall continue beyond and survive the termination of this Agreement. The Parties shall not release, reveal or disclose the terms of this Agreement to any third party, except as required by applicable law or judicial process. In the event CLIENT is required to disclose this Agreement to comply with applicable securities laws, CLIENT shall use commercially reasonable best efforts to obtain confidential treatment for all financial and other commercially sensitive terms herein reasonably requested by DESIGNER.
     9. ROYALTIES AND PAYMENTS.
          a. In consideration for DESIGNER’S Services and its agreement to assign, convey and deliver to CLIENT all of DESIGNER’S right, title and interest in and to the Intellectual Property hereunder, CLIENT shall pay to DESIGNER the following Royalties (collectively, the “Royalties”), which Royalties shall be applicable to all Products, unless otherwise agreed in writing by the Parties:
          i. During the period commencing on the Effective Date and continuing through January 31, 2008, CLIENT shall pay DESIGNER Royalties in accordance with the terms of the Prior Design and Royalty Agreements as if such Agreements had not been terminated as provided herein.

          ii. Except as set forth in Section 9.a.iii., commencing on February 1, 2008 (the “New Royalty Commencement Date”) with respect to any and all sales of Products from and after such date, CLIENT shall pay DESIGNER Royalties as follows:

CLIENT’S Net Sales of all Products	Royalty per Product
during applicable CLIENT Fiscal Year	payable to DESIGNER
The first $20 Million of Net Sales	2.5% of Net Sales
The next $20 Million of Net Sales	1.5% of Net Sales
All Net Sales in excess of $40 Million	0.5% of Net Sales
Notwithstanding the foregoing, DESIGNER shall not be entitled to receive Royalties, and Royalties shall not be paid, in respect of Sales of the Plateau and Lunada Existing Products from and after the New Royalty Commencement Date.
          iii. As long as at least one valid, enforceable patent claim or pending patent application is included in Intellectual Property, Royalties shall be paid in respect of all Products (including, for the avoidance of doubt, Products for which no valid patent claim exists or patent application has been filed). At any time the Intellectual Property does not include at least one valid, enforceable claim or at least one pending patent application, the Royalties described in Sections 9.a.i. and 9.a.ii. above shall be suspended until such time as the Intellectual Property rights include at least one valid, enforceable claim or at least one pending patent application.
          iv. Any deviation from the foregoing Royalty schedule agreed to by CLIENT and DESIGNER shall be set forth in Exhibit C hereto. The use of the term “Royalties” herein shall not affect the interpretation of the provisions of this Agreement relating to the transfer and ownership of Intellectual Property rights, including, without limitation, Section 7.
          b. As used herein, the following terms have the following meanings:
          i. “Net Sales” means the total invoice price of Sales of Products by CLIENT or its Affiliates, including any shipping and/or installation costs, less returns and allowances that are credited to CLIENT’s dealers and other customers (collectively, “Adjustments”); provided, however, that for export orders outside of the United States where the shipping and/or installation costs appear on the invoice as separate line items, such shipping and/or installation costs shall not be included in Net Sales;
          ii. a “Sale” shall be deemed to have taken place on the day that Products are shipped by CLIENT or any of its Affiliates.
          c. Royalties are deemed earned on the Net Sales of Products at the time a Sale takes place. For the avoidance of doubt, CLIENT bears all credit risk and risk of nonpayment by its dealers and other customers and neither Royalties nor Net Sales shall be reduced in the event of the nonpayment by CLIENT’s or its Affiliate’s dealers or other customers. Royalty payments shall be paid for each calendar month, and shall be due and payable 30 days following the end of such calendar month. Royalty payments for any month shall be made on the basis of Sales made during that month. Any Adjustments incurred in any subsequent month shall be credited against amounts otherwise owing to DESIGNER in such subsequent month.
          d. From time to time CLIENT and DESIGNER may mutually agree that CLIENT shall pay to DESIGNER certain advances on the Royalties set forth in Section 9.a. (collectively, the “Advances”). The terms of any such Advance, including, without limitation, the amount of the Advance, payment interval, term of Advance, Project to which such Advance relates and terms of offset and recoupment shall be set forth in reasonable detail in Exhibit D. Notwithstanding the foregoing, at any time during the period for which advances are payable with respect to a particular Project, CLIENT may elect, by written notice to DESIGNER, to suspend further services by DESIGNER on the applicable Project. In such event, DESIGNER shall be entitled to retain all advances payable through the date of suspension, but shall not be entitled to receive any advances thereafter. Any such suspension shall not affect the right of DESIGNER to receive Royalties to which DESIGNER would be otherwise entitled hereunder in the event that notice of such suspension occurs after the delivery to CLIENT by DESIGNER of designs which are thereafter used by CLIENT.
          e. Unless otherwise agreed by the Parties and set forth in an amended Exhibit D hereto, Royalties to be paid by CLIENT to DESIGNER in respect of Products resulting from a Project in which an Advance has been made shall be offset to the extent that Advances have been made pursuant to Section 9.c. in accordance with the following:
          i. For the first twelve months after commencement of sales of any Particular Product resulting from a Project in which an Advance has been made, DESIGNER shall receive 100% of the Royalties due; and
          ii. Commencing with the thirteenth (13th) month after commencement of sales of any Particular Product resulting from a Project in which an Advance has been made, CLIENT shall withhold 50% of the Royalties earned in connection therewith until all Advances to DESIGNER in respect of the particular Project have been reimbursed to CLIENT. After such total reimbursement, full Royalties shall be paid to DESIGNER without offset.
          f. CLIENT may elect at any time to terminate this Agreement and any further services by DESIGNER hereunder, by sending DESIGNER a written notice of termination in accordance with Section 23 of this Agreement. Any such termination of this Agreement shall not prejudice any rights of DESIGNER hereunder, including but not limited to the rights to receive Royalties and reimbursement of previously incurred expenses in accordance with this Agreement.
          g. Reasonable out-of-pocket expenses incurred by DESIGNER relating to the development or promotion of the Products will be reimbursed by CLIENT (e.g., travel or prototype expenses). No personnel compensation, overhead or other non-out-of-pocket charges shall be subject to reimbursement. These amounts shall be invoiced periodically (with receipts or other customary supporting documentation for each expenditure accompanying each invoice) and shall be due and payable within 30 days from the date of invoice; provided, however, that DESIGNER shall not be obligated to submit receipts or other documentation for any expenditure of less than $100, so long as such receipts and other documentation are made available to CLIENT upon its prompt request therefore.
          h. In the event that CLIENT desires to use a component, concept or design of a Product created by DESIGNER hereunder for a product other than the Product for which such component, concept or design was created by DESIGNER (a “Borrowed Design Element”), CLIENT shall be entitled to do so. CLIENT shall notify DESIGNER of its intent to use such Borrowed Design Element for such other product. In such event, DESIGNER shall not necessarily be entitled to receive the Royalties provided hereunder upon any sales of other Products or products incorporating Borrowed Design Elements, but instead shall be entitled to a reasonable royalty on such sales, which may be higher or lower than the Royalties provided hereunder. The Parties shall attempt to reach a mutual agreement as to the amount of such royalty. If the Parties fail to do so within 20 days after CLIENT notifies DESIGNER of its intent to use Borrowed Design Elements, the determination of such royalty shall be made by arbitration conducted in the manner set forth in Exhibit F, which is attached hereto and incorporated herein by this reference. Pending completion of such arbitration, CLIENT shall advance Royalties to DESIGNER at one half the amount provided hereunder, subject to refund, offset or supplementation in accordance with the results of such arbitration. Borrowed Design Elements and the terms and conditions, including the royalty applicable thereto, shall be set forth from time to time in Exhibit E.
     10. REPORTS AND PAYMENTS. On or before the 30th day following the end of each calendar month, CLIENT will provide to DESIGNER a written report, stating the aggregate Net Sales of all Products in each Project sold in the preceding month, the amount of any Adjustments and the royalties due in respect thereof. Each report shall be accompanied by payment in full of royalties shown to be due, if any. CLIENT shall keep accurate records of its sales of Products and all Adjustments relating thereto to enable DESIGNER to ascertain the validity of the reports. Upon at least 5-days’ written notice to CLIENT, and during CLIENT’S normal business hours, DESIGNER shall have the right to have a Certified Public Accountant of its choice audit and inspect CLIENT’S books, records and documents reasonably related to the determination of royalties owing to DESIGNER to confirm the accuracy of CLIENT’S royalty payments. An audit shall not be conducted more often than once every six months. DESIGNER shall pay for any such audit conducted by the Certified Public Accountant.
     11. NO DUTY TO EXPLOIT; TERMINATION.
          a. CLIENT shall have no obligation to proceed with the design, development, market feasibility analysis, manufacture, marketing, sales or other commercial exploitation of the Products. The determination of whether to proceed with any of such functions and the manner in which such functions are implemented shall remain in the sole and absolute discretion of CLIENT.

          b. Notwithstanding the foregoing, CLIENT shall use all commercially reasonable efforts to market and sell all Products once the CLIENT has made the decision to proceed with production of the same. In the event CLIENT fails to market and sell a Product within the time period mutually agreed by CLIENT and DESIGNER and included in a writing in the form of Exhibit B, then CLIENT shall re-assign all Basic Designs and Materials for such Product to DESIGNER, together with any modifications and improvements thereto created by DESIGNER following the delivery of the applicable Basic Designs, unless CLIENT is continuing to use commercially reasonable efforts to market and sell such Product. In addition, in the event CLIENT terminates DESIGNER’S Services at any point prior to production of a Product, CLIENT shall forthwith re-assign to DESIGNER all of its right, title and interest in and to the Basic Designs and Materials.
          c. If CLIENT discontinues the manufacture and distribution of any Particular Product and DESIGNER earns no Royalties in respect of that Particular Product during a one-year period, then DESIGNER may notify CLIENT that DESIGNER intends to exercise its right of reversion hereunder; if CLIENT does not renew the manufacture and distribution of such Particular Product and generate royalties payable to DESIGNER within 90 days, CLIENT shall forthwith re-assign to DESIGNER all rights to the Basic Designs and Materials for that Particular Product that were delivered by DESIGNER, together with any modifications and improvements thereto created by DESIGNER following the delivery of the applicable Basic Designs. Notwithstanding the foregoing, if CLIENT has made Net Sales hereunder equal to or greater than $8,000,000 for any Particular Product or $40,000,000 for any Project involving the Particular Product, then DESIGNER’S reversion rights to that Particular Product under this Section 11(c) shall thereupon terminate.
          d. If, at any time, a Party shall commit any breach of any covenant, warranty or agreement contained herein, and shall fail to cure the breach within thirty (30) days after written notice thereof by the non-breaching Party, said Party may, at its option, and in addition to any other remedies that it may be entitled to, terminate this Agreement by providing written notice to such effect prior to a curing of the breach; provided, however, that any such termination shall not affect the rights and obligations of the Parties under Sections 2 (Termination of Prior Design and Royalty Agreements), 7 (Design Rights and Patents), 8 (Confidentiality), 9 (Royalties and Payments), 10 (Reports and Payments), 11 (No Duty to Exploit; Termination), 12 (Bankruptcy), 13 (Arbitration), 14 (Relationship of Parties), 15 (Hold Harmless and Representations), 17 (Insurance), 18 (Integration), 19 (Modifications), 20 (Successors and Assigns), 21 (Jurisdiction), 23 (Notices), 24 (Partial Invalidity), 25 (Remedies) and 26 (Limitation of Liability), each of which shall survive any termination hereof.
          e. In the event of any Third Party Claim alleging infringement or violation by CLIENT of the design-related intellectual property rights of that third party based on any Basic Design provided by DESIGNER hereunder (a “Challenged Design Element”), CLIENT may upon written notice to DESIGNER pay any Royalties otherwise due DESIGNER with respect to Products containing the Challenged Design Element into an interest-bearing escrow account pending the outcome of such Third Party Claim. If such Third Party Claim is resolved by an award against CLIENT, or settlement payment by CLIENT and such Third Party Claim constitutes a breach of DESIGNER’S representations and warranties set forth herein, CLIENT may terminate this Agreement to the extent of the infringement and all escrowed Royalties and interest thereon apportioned to the infringement shall, subject to DESIGNER’S limitation of liability set forth in Section 26, be applied as follows: (i) CLIENT shall first be paid the aggregate amount of all losses, damages, liabilities and expenses incurred by CLIENT as a result of such Third Party Claim including, without limitation, settlement costs, reasonable attorneys’ fees and any other costs and expenses of investigating or defending the Third Party Claim; and (ii) any amount remaining after payment to CLIENT of the amounts set forth in clause (i) above shall be paid to DESIGNER. If CLIENT prevails and no award is made against CLIENT or the facts relating to such Third Party Claim do not constitute a breach of DESIGNER’S representations and warranties set forth herein, all escrowed Royalties and interest shall promptly be paid to DESIGNER.
     12. BANKRUPTCY. To the extent permitted by applicable law, if CLIENT shall go into voluntary bankruptcy, receivership, bankruptcy, or insolvency, or make an assignment for the benefit of creditors, or fail to have an involuntary bankruptcy discharged within ninety (90) days after filing, or go out of business, this Agreement shall be immediately terminable by DESIGNER by written notice, but without prejudice to any rights of DESIGNER hereunder, and all rights to designs provided by DESIGNER under the terms of this Agreement, whether in development or manufacture, will revert immediately to DESIGNER. Under such circumstances, if CLIENT agrees in writing as an addendum to this Agreement to assume this Agreement as an executory contract, effective upon the date of filing for bankruptcy law protection, and to continue to pay, with no cessation of obligation, all royalties and expenses as specified in the Agreement, DESIGNER may agree to a reinstated assignment to CLIENT of rights to said product.
     13. ARBITRATION. Any and all disputes relating to or arising from this Agreement shall be fully and finally resolved by arbitration in the manner set forth in Exhibit F attached hereto and incorporated herein by this reference.
     14. RELATIONSHIP OF PARTIES.
          a. CLIENT and DESIGNER intend the relationship of DESIGNER to CLIENT under this Agreement to be that of an independent contractor and it shall not be deemed for any purpose to constitute an employee-employer relationship, partnership or joint venture. DESIGNER and CLIENT are not each other’s agents, and neither of them shall have the authority, express or implied, to assume or create any obligation on behalf of the other. DESIGNER shall have control of its work and the manner in which it is performed and shall be responsible for worker’s compensation, unemployment insurance, income tax withholding, and social security taxes with respect to the services provided by DESIGNER and its personnel.
          b. To the extent that DESIGNER works cooperatively with GLASS on Products covered by this Agreement, the relationship of DESIGNER and GLASS shall be that of independent contractors, and shall not be deemed for any purpose to constitute an employee-employer relationship, partnership or joint venture. DESIGNER and GLASS are not each other’s agents, and neither of them shall have the authority, express or implied, to assume or create any obligation on behalf of the other. DESIGNER and GLASS shall each have control of their own work and the manner in which it is performed and shall be responsible for all of their own insurance, taxes, rights and obligations with respect to the services provided to CLIENT by each of them and their respective personnel.
     15. HOLD HARMLESS AND REPRESENTATIONS.
          a. DESIGNER shall promptly notify CLIENT if it learns of any legal proceeding instituted, or written claim or demand of any third party which alleges infringement or violation of any patent, trademark, copyright, trade secret or other proprietary right of such third party or unfair competition or similar assertion which is alleged to result from the manufacture or sale by CLIENT of a product which includes any design provided by DESIGNER hereunder or any personal injury, property damage or other loss which is alleged to result from any such design (a “Third Party Claim”). Subject to subsection b. below, CLIENT shall defend, at its expense, and indemnify and hold DESIGNER harmless against any Third Party Claim, which may arise. CLIENT shall have the right to select counsel to defend CLIENT and DESIGNER from any Third Party Claim. DESIGNER shall have the right, at its expense, to be represented by counsel of its own choice with respect to, and to participate in, but not control, the defense, negotiation or settlement of any Third Party Claim. CLIENT shall control the defense, negotiation and settlement of any Third Party Claim.
          b. Each Party shall defend, at its expense, and indemnify and hold harmless the other against any demands, claims or actions, and any liability, damage, loss, cost or expense which such indemnified Party may incur as a result of, or in connection with, any breach by the indemnifying Party of any representation, warranty, covenant or agreement set forth herein. The indemnifying Party shall have the right to select counsel to defend the indemnified Party from any such demand, claim or action. The indemnified Party shall have the right, at its expense, to be represented by counsel of its own choice with respect to, and to participate in, but not control, the defense, negotiation or settlement of such demand, claim or action. The indemnifying Party shall control the defense, negotiation and settlement of any such demand, claim or action.
          c. DESIGNER represents and warrants to CLIENT as follows:
          i. The performance of the Services and the use of any Basic Designs furnished to CLIENT by DESIGNER under this Agreement does not, and will not, to the best of DESIGNER’S knowledge, infringe or otherwise violate any copyright, trade secret, trademark, patent or other intellectual property right of any third party does not, and will not, to the best of DESIGNER’S knowledge, violate any applicable federal, state and local laws, rules, orders and regulations. No representation or warranty is made under this subsection, and DESIGNER shall have no obligation under Section 10.e. for any claim of infringement or misappropriation to the extent that it results from: (A) any modification of any Basic Design made other than by DESIGNER or its authorized personnel; (B) the failure of CLIENT to use updated or modified Basic Designs provided by DESIGNER; (C) combination of any Basic Design with other designs, components, products or materials; (D) use of any Basic Design other than as specified by CLIENT, if applicable; and/or (E) compliance by DESIGNER with designs, specifications or instructions furnished by or on behalf of CLIENT to DESIGNER.

          ii. DESIGNER is not aware of any pending or overtly threatened claim alleging any such violation; and
          iii. the Basic Designs furnished by DESIGNER to CLIENT under this Agreement shall be original works created and produced solely for CLIENT and, except for the restrictions imposed pursuant to this Agreement, CLIENT shall receive free, good and clear title to such designs, subject only to liens and encumbrances imposed by CLIENT.
          iv. The representations and warranties set forth in this Section 15.c. are made by DESIGNER with respect to a particular Basic Design as of the point in time at which the applicable Basic Design is delivered by DESIGNER to CLIENT. CLIENT acknowledges and agrees that the “best of DESIGNER’S knowledge” does not include, and DESIGNER has not undertaken, any investigation, survey, search or review of any third party intellectual property rights.
          v. EXCEPT AS SET FORTH IN SECTION 15.c., DESIGNER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE SERVICES, BASIC DESIGNS OR PRODUCTS, INCLUDING, WITHOUT LIMITATION, THEIR SUITABILITY FOR ANY PURPOSE OR THE SCOPE, VALIDITY OR ENFORCEABILITY OF ANY RIGHTS THEREIN.
     16. CERTAIN COVENANTS. DESIGNER hereby covenants and agrees as follows:
          a. The services provided hereunder will be performed in a timely and professional manner by Robert J. Mills or other qualified personnel reasonably approved by CLIENT. For the avoidance of doubt, in the event of the death or mental or physical disability of the principal of Designer, CLIENT shall remain obligated to pay Royalties as provided in the Agreement.
          b. DESIGNER will use its commercially reasonable efforts to support CLIENT’S efforts to develop any Product designs delivered hereunder to meet applicable standards or requirements set forth by ANSI/BIFMA and all applicable standards or requirements on flammability, ergonomics, light reflectivity and indoor air quality. CLIENT acknowledges that it shall be CLIENT’S responsibility to test any such Product to assure compliance with such standards. DESIGNER shall have no responsibility with respect to the failure of any Product to meet such standards, other than the obligation to continue to provide Services hereunder in accordance with the terms hereof until CLIENT has determined that the Product complies with such standards.
     17. INSURANCE. During the term of this Agreement and for the period ending ten (10) years after the last sale of any Product, CLIENT shall obtain and maintain, or otherwise be covered by, product liability and errors and omissions insurance (whether directly or through policies maintained by an Affiliate), with coverage of at least $5,000,000 in the aggregate and $1,000,000 per occurrence, issued by a reputable company or companies, relating to the

Products. DESIGNER shall be named as an additional insured therein. All such insurance certificates shall provide that such policy shall not be canceled or modified without at least thirty (30) days prior written notice to DESIGNER. Upon request from DESIGNER, CLIENT shall submit a copy of the respective certificate of insurance to DESIGNER. If at any time during the term of this Agreement and for the period ending ten (10) years after the last sale of any Product, CLIENT determines to become, wholly or partially, self insured in respect of any Product, CLIENT shall nonetheless obtain and maintain product liability and errors and omissions insurance pursuant to this Section 17 for the benefit of DESIGNER as the named insured Party.
     18. INTEGRATION. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter of this Agreement and merges all prior discussions and agreements, including, without limitation, the Prior Design and Royalty Agreements set forth on Exhibit A.
     19. MODIFICATIONS. Any modifications or amendments to this Agreement shall be in writing and signed by both Parties.
     20. SUCCESSORS AND ASSIGNS.
          a. CLIENT may not assign this Agreement or any of its rights hereunder without the prior written approval of DESIGNER, which shall not be unreasonably withheld or delayed; provided, however, that CLIENT may assign this Agreement in connection with any merger or sale of all or substantially all of its business; provided, further, however, that nothing herein shall limit the ability or authority of the CLIENT to license to any third party that is not an Affiliate of CLIENT anywhere in the world any of the designs or other Intellectual Property designed or developed hereunder. To the extent any such license (other than a license granted to an Affiliate of CLIENT) is granted in respect of sales of Products (or with respect to Borrowed Design Elements, products) outside of the United States, CLIENT shall notify DESIGNER of the terms thereof, and DESIGNER shall be entitled to ten percent (10%) of any royalty actually received by CLIENT in consideration for the license of designs or other Intellectual Property designed or developed hereunder. To the extent any such license (other than a license granted to an Affiliate of CLIENT) is granted in respect of sales in the United States, CLIENT shall notify DESIGNER of the terms thereof, and DESIGNER shall be entitled to receive from CLIENT the Royalties in respect of such sales by the licensee or any applicable sublicense set forth in Section 9 (Royalties and Payments). Notwithstanding the foregoing, in the event that CLIENT enters into any such license to a third party and also sells to such third party any parts or components included in the Products, the price paid for such parts or components shall be subject to royalties under Section 9.a. hereof, and shall not be subject to the 10% license royalty under this Section 20.a. Any allocation by CLIENT of consideration received from such third party between the purchase price for parts and components sold by CLIENT and the royalty for the license provided by CLIENT shall be reasonable, taking into account the price charged by CLIENT for such parts or components or similar products to other customers.
          b. Without limiting the foregoing, and except with respect to a license by CLIENT contemplated by Section 20.a. above, in the event that CLIENT sells, assigns or otherwise transfers to a third party CLIENT’S right, title or interest in or to any Intellectual Property rights relating to or included in any Product, CLIENT shall require that such third party assume CLIENT’S obligations under this Agreement (including the payment of Royalties on Products) in respect of such transferred Intellectual Property.
          c. DESIGNER’S rights and obligations under this Agreement may not be assigned or transferred without the prior written approval of CLIENT, which shall not be unreasonably withheld or delayed; provided, however, that DESIGNER may assign DESIGNER’S rights and obligations hereunder without any further approval of CLIENT to any entity in which Robert J. Mills is both a principal owner and responsible for active participation and supervision of the services to be provided by DESIGNER hereunder, and provided, further, that DESIGNER may assign DESIGNER’S rights to the receipt of any amounts hereunder (but not its obligations hereunder).
     21. JURISDICTION. This Agreement shall be interpreted under the laws of the State of California without regard to the application of California’s principles of conflict of laws.
     22. ATTORNEYS’ FEES. The prevailing Party in any arbitration, as described in Section 13, shall be entitled to recover, in addition to costs and expenses related to the arbitration, expert witness fees and reasonable attorneys’ fees. For this purpose, the prevailing Party shall be determined as follows: (a) the prevailing Party shall be determined with respect to each claim separately; and (b) with respect to each such claim, the maximum recovery of attorneys’ fees and expert witness fees to which a prevailing Party shall be entitled shall not exceed the ratio between the amount demanded and the amount recovered, provided that to qualify as prevailing Party, (i) if such Party is the claimant, such Party must obtain an award equal to at least 50% of the relief which it has sought on such claim; and (ii) if such Party is the defendant, such Party must be subject to an award which is less than 50% of the amount requested by claimant as to such claim.
     23. NOTICES. Any notice to be given pursuant to this Agreement shall be in writing and shall be deemed duly given three days after deposit in the mail, and shall be sent by certified mail, return receipt requested, to the Party to receive such notice at the address specified below:
a. If to CLIENT to:
Virco Mgmt. Corporation
2027 Harpers Way
Torrance, CA 90501
Attention: President
b. If to DESIGNER to:
Hedgehog Design LLC
2231 Cabrillo Avenue
Torrance, California 90501
ATTN: Robert J. Mills
Either Party may change its name and/or address for purposes of this Section by giving the other written notice of the new name and/or address in the manner set forth above.

     24. PARTIAL INVALIDITY. If any provision of this Agreement is held by a court of competent jurisdiction or arbitrator (in accordance with Exhibit F) to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.
     25. REMEDIES. The Parties agree that in the event of the breach or threatened breach by any Party of any one or more of the covenants set forth in Sections 7, 8 or 20 of this Agreement, the other Party would not have any adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, such other Party may, in addition to the other remedies which may be available to it, seek to enjoin the breaching Party from such breach or threatened breach and no bond required in conjunction therewith shall exceed $5,000 in amount. Except for any action to obtain preliminary injunctive or other provisional equitable relief for any such real or threatened breach, any claims under, or remedy sought-pursuant to this Section 25 shall be subject to Exhibit F (Arbitration).
     26. LIMITATION OF LIABILITY.
          a. IN NO EVENT SHALL DESIGNER, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, AGENTS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, OR CLIENT, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, AGENTS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR LOSS OF USE OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, STRICT LIABILITY AND TORT), EVEN IF THE APPLICABLE PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
          b. IN NO EVENT SHALL DESIGNER BE LIABLE TO CLIENT FOR DIRECT DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT THAT, IN THE AGGREGATE, EXCEED THE AGGREGATE AMOUNT OF ROYALTIES ACTUALLY PAID TO DESIGNER HEREUNDER DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE DESIGNER IS FIRST DETERMINED TO BE LIABLE TO CLIENT IN ACCORDANCE WITH THE ARBITRATION PROVISIONS SET FORTH IN EXHIBIT F.
          c. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL DESIGNER OR ITS AFFILIATES HAVE ANY LIABILITY FOR LOSSES OF ANY NATURE INCURRED BY CLIENT OR ITS AFFILIATES OR ANY THIRD PARTY IN CONNECTION WITH ANY ACTION TAKEN OR OMITTED AT THE REQUEST, INSTRUCTION OR DIRECTION OF CLIENT OR ITS AFFILIATES OR THEIR DIRECTORS, OFFICERS, MEMBERS, EMPLOYEES, AGENTS AND REPRESENTATIVES.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the undersigned have executed this Master Design Agreement as of the date first set forth above.

CLIENT:	VIRCO MGMT. CORPORATION

	By:	/s/ Robert A. Virtue

Robert A. Virtue

Its: Chairman, President and Chief Executive Officer

Date: January 21, 2008

	By:	/s/ Douglas A. Virtue

Douglas A. Virtue

Its: Executive Vice President

Date: January 21, 2008

DESIGNER:	HEDGEHOG DESIGN LLC, a California limited liability company

	By:	/s/ Robert J. Mills

Robert J. Mills, Manager

Date: January 21, 2008

     AGREED TO AND ACKNOWLEDGED BY: VIRCO MFG. CORPORATION

VIRCO MFG. CORPORATION

By:	/s/ Robert A. Virtue

Robert A. Virtue

Its: Chairman, President and Chief Executive Officer

Date: January 21, 2008

By:	/s/ Douglas A. Virtue

Douglas A. Virtue

Its: Executive Vice President

Date: January 21, 2008